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Exhibit 10.35

[GT Solar Logo]	GT Solar Incorporated 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200 Fax: +1 603 595 6993 e-Mail: info@gtsolar.com Web: www.gtsolar.com

April 12, 2007

Howard Smith
112 Atlantic Avenue
North Hampton, NH 03862

Dear Howard,

I am pleased to inform you that the GTSolar, Inc. Board of Directors has approved a market-based adjustment to your base salary. Effective April 1, 2007, your new base salary on an annualized basis shall be $205,000. Your target bonus at 100% of plan objectives shall be 40% of your base salary. Details surrounding the bonus plan shall be delivered under separate cover once ratified by the Board of Directors. As is the case with incentive plans, the company reserves the right to amend the terms of the bonus plan including bonus target amounts at any time.

The adjustments to your compensation have been authorized in recognition of the overall growth of our business and are the result of an initiative aimed at gaining improved overall alignment of compensation structures with the market.

Thank you for your contributions to the success or our business. I look forward to our mutual success.

Sincerely,

/s/ Thomas Zarrella

Thomas Zarrella
President & Chief Executive Officer

cc:    Personnel File

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  Exhibit 10.35